Exhibit 99.1

David Paja Named Senior Vice President and President of Delphi E&S

Feb. 21, 2017 -- GILLINGHAM, England - Delphi Automotive PLC (NYSE: DLPH) today announced David Paja has been named senior vice president and president of Electronics and Safety (E&S). Paja succeeds Jugal Vijayvargiya, who has made the decision to pursue other career opportunities.

“David brings an outstanding track record of technology innovation and operational success to Delphi, having led some of Honeywell International’s most successful and complex businesses,” said Kevin Clark, Delphi president and chief executive officer. “With his strong background in Internet of Things (IoT) technologies, portfolio management and operational excellence, we look forward to his leadership in expanding and strengthening our fastest growing business.”

Paja is a seasoned executive with significant industrial connectivity and automotive experience. He was most recently president of Honeywell Security & Fire, a nearly $5 billion global leader in electronic detection and prevention technologies for residential, commercial, and industrial applications. Paja was instrumental in enhancing their IoT capabilities with advanced software and connectivity technologies, serving millions of connected homes and buildings worldwide. With 11,000 employees and 13 global factories, Paja focused on technology and innovation, and operational excellence, resulting in improved customer intimacy, significant organic and inorganic growth, and greater profitability for the business.

Prior to 2015, Paja served Honeywell’s Transportation Systems segment as vice president and general manager for China and India, where he was responsible for generating growth in the fastest-growing geographies around the world. He began his Honeywell career in 2003 and held several leadership positions of increasing responsibility, including global marketing for the turbocharger segment, where he led strategic planning, product strategy, and business development worldwide. Before joining Honeywell, Paja held several positions at Valeo Automotive in product management, engineering, project management and manufacturing.

Paja holds a Master of Business Administration from INSEAD and a Bachelor of Science in Mechanical Engineering from ETS Valladolid in Spain.

About Delphi
Delphi Automotive PLC (NYSE: DLPH) is a high-technology company that integrates safer, greener and more connected solutions for the automotive and transportation sectors. Headquartered in Gillingham, U.K., Delphi operates technical centers, manufacturing sites and customer support services in 46 countries. Visit delphi.com.

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Investor Contact:
Elena Rosman
248.813.5091
elena.rosman@delphi.com

Media Contact:
Zach Peterson
248.561.3640
zachary.peterson@delphi.com